Exhibit 99.1
    NASDAQ: WASH

Contact: Elizabeth B. Eckel
EVP, Chief Marketing & Corporate Communications Officer
Telephone: (401) 348-1309
E-mail: ebeckel@washtrust.com
Date: April 27, 2023
FOR IMMEDIATE RELEASE

Washington Trust Bancorp, Inc.’s Annual Meeting of Shareholders

WESTERLY, R.I., April 27, 2023 (PR NEWSWIRE)…Washington Trust Bancorp, Inc. (NASDAQ: WASH; “Washington Trust” or “the Corporation”), the bank holding company for The Washington Trust Company, recently held its virtual Annual Meeting of Shareholders for the year ended December 31, 2022. Edward O. Handy III, Washington Trust Chairman and Chief Executive Officer, presided over the Meeting.

Handy paid special recognition to Mark K.W. Gim who retired as President and Chief Operating Officer effective at the Annual Meeting. Gim, who had served in the role since 2018 and had been with Washington Trust in various and increasing roles of responsibility at the Bank for almost 30 years, was elected to serve for a three-year term to the Corporation’s Board of Directors. As previously announced, Mary E. Noons has been appointed to succeed Gim as Washington Trust’s President and Chief Operating Officer.

In addition to Gim, John J. Bowen; Robert A. DiMuccio, CPA; and Sandra Glaser Parrillo were elected to serve for three-year terms to the Board of Directors. Handy paid tribute to retiring Director Kathleen E. McKeough, who has served on the Corporation’s Board since 2003 and as Lead Director since 2019. Subsequent with McKeough’s retirement, DiMuccio was appointed Lead Director of the Corporation.

During the Business portion of the Meeting, shareholders ratified the selection of Crowe LLP to serve as the Corporation’s independent registered public accounting firm for the year ending December 31, 2023; approved the non-binding advisory resolution on the compensation of the Corporation’s named executive officers; and selected a frequency of one-year for future non-binding advisory votes to approve the Corporation’s executive compensation.

ABOUT WASHINGTON TRUST BANCORP, INC.
Washington Trust Bancorp, Inc., (the “Corporation”), the parent of The Washington Trust Company, had $6.9 billion in assets as of March 31, 2023. Founded in 1800, Washington Trust is the oldest community bank in the nation, the largest state-chartered bank headquartered in Rhode Island and one of the Northeast’s premier financial services companies. Washington Trust offers a full range of financial services, including commercial banking, mortgage banking, personal banking and wealth management and trust services through its offices located in Rhode Island, Connecticut and Massachusetts. The Corporation’s common stock trades on NASDAQ under the symbol WASH. Investor information is available on the Corporation’s web site at ir.washtrust.com.